FORM 10-Q

Exhibit 10.01

SILICON IMAGE, INC.

CHANGE OF CONTROL RETENTION AGREEMENT

This Change of Control Retention Agreement (the “Agreement”) is made and entered into as of ________________, 2012 (the "Effective Date"), by and between Silicon Image, Inc., a Delaware corporation (the “Company”), and _____________________ (the “Executive”).

RECITALS

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes;

WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders;

WHEREAS, the Company recognizes that if a Change of Control were to occur, the resulting uncertainty regarding the consequences of such an event could adversely affect the performance of, and the Company’s ability to attract and retain, its key employees, including the Executive;

WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders, and would enhance the Company’s ability to call on and rely upon Executive if a Change of Control were to occur; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURPOSE

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of his Termination Upon Change of Control.  Subject to the terms of any applicable written employment agreement between Company and the Executive, either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2. TERMINATION UPON CHANGE OF CONTROL

In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to the benefits described in this Section 2:

2.1 Prior Obligations.

2.1.1 Accrued Salary and Vacation.  A lump sum payment of all salary and accrued vacation earned through the Termination Date.

2.1.2 Expense Reimbursement.  Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

2.1.3 Employee Benefits.  Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, payable pursuant to the terms of such plans.

2.2 Additional Cash Severance Benefits.  Executive shall be entitled to a lump sum payment in an amount equal to three hundred percent (300%) (CEO) / two hundred percent (200%) (CFO) / one-hundred and fifty percent (150%) (ALL OTHER EXECUTIVES) of Executive’s Base Salary.  The foregoing amount shall be payable in one lump sum within sixty (60) days following the Termination Date.

2.3 Acceleration of Equity Awards.  Executive shall be entitled to the acceleration of the vesting of Equity Awards as follows, which accelerated Equity Awards shall be deemed to be vested on and as of the Termination Date:   (i) a number of stock options to purchase Company common stock equal to the number of unvested stock options scheduled to vest during the two (2) year period immediately succeeding the Termination Date and (ii) a number of restricted stock units equal to 50% of the number of unvested restricted stock units representing shares of the Company’s common stock scheduled to vest during the one (1) year period immediately succeeding the Termination.  The Executive shall be entitled to exercise any vested stock option within the period ending three (3) months following the Termination Date, or such longer period as specified by the Equity Award, but in no event later than the expiration date of the Equity Award and any vested restricted stock units shall be settled within the period of time provided for in the agreement evidencing such restricted stock units; provided, however, that if such awards are not assumed by the Successor in a Change of Control, they shall accelerate in full and must be exercised or cashed out in full prior to the consummation of the Change of Control regardless of whether there occurs a Termination Upon Change of Control.

2.4 Extended Insurance Benefits.

2.4.1 Benefit Continuation.  If the Executive timely elects coverage under COBRA, the Executive shall receive at the Company’s expense continued provision of the Company’s health related and other standard employee insurance coverage as in effect immediately prior to the Executive’s Termination Upon Change of Control for a period of twelve (12) months following such Termination Upon Change of Control.  The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment (which shall not be grossed up for applicable income and employment taxes) in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue  group health coverage in effect on the date of Termination, which payments shall be made regardless of whether the Executive elects COBRA continuation coverage and such payment shall end on the earlier of (x) an event that terminates the Executive’s continuation coverage under COBRA (including, but not limited to, the Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer) and (y) the last day of the twelfth calendar month following the Termination Upon Change of Control.

2.4.2 Coverage Under Another Plan.  In the event the Executive becomes covered as a primary insured (that is, not as a beneficiary under a spouse’s or partner’s plan) under another employer’s group health plan during the period provided for herein, the Executive promptly shall inform the Company and the Company shall cease provision of continued group health insurance for the Executive and any dependents.

3. FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits.  The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.  If required, the payments and benefits under this Agreement shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A. In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation

4. DEFINITIONS

4.1 Capitalized Terms Defined.  Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2 “Base Salary” means the base salary of the Executive immediately preceding the Executive’s Termination Date.

4.3 “Cause” means:

(a) a good faith determination by the Board of Directors of the Company (the “Board”) that the Executive willfully failed to follow the lawful written directions of the Board; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior, to the extent curable;

(b) Executive’s engagement in gross misconduct, which the Board determines in good faith is detrimental to the Company; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior, to the extent curable;

(c) Executive’s failure or refusal to comply in all material respects with (i) the Company’s Employee Invention Assignment, Confidentiality and Arbitration Agreement, (ii) the Company’s insider trading policy, or (iii) any other policies of the Company, where such failure or refusal to comply would be detrimental to the Company; provided that no termination for Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his behavior if such behavior is curable;

(d) Executive’s conviction of, or a plea of no contest to, a felony or crime involving moral turpitude or commission of a fraud which the Board in good faith believes would reflect adversely on the Company; or

(e) Executive’s unreasonable or bad-faith failure or refusal to cooperate with the Company in any investigation or formal proceeding initiated by the Board in good faith.

4.4 “Change of Control” means:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s outstanding securities;

(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation or series of related transactions;

(c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(d) the dissolution or liquidation of the Company.

4.5 “Company” shall mean Silicon Image, Inc., a Delaware company and, following a Change of Control, any Successor.

4.6 “Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

4.7 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a) assignment to the Executive of authorities, responsibilities or duties that are materially less than the authorities, responsibilities or duties which the Executive occupied immediately preceding the Change of Control;

(b) a material change in the position to whom Executive is to report from the position to whom Executive reports immediately preceding the Change of Control;

(c) a reduction in the Executive’s Base Salary or a material reduction in the Executive’s target bonus opportunity from the Executive’s Base Salary or target bonus opportunity immediately preceding the Change of Control (other than an equivalent percentage reduction in annual base salaries and target bonus opportunities that applies to employees similarly situated to the Executive); or

(d) the Company requiring the Executive to be based at any office or location more than 50 miles from the office where the Executive was based immediately preceding the Change of Control.

4.8 “Permanent Disability” means “disability” as defined in Section 409A and Treasury Regulations promulgated thereunder:

4.9 “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change of Control.

4.10 “Termination Date” means the effective date of an Executive’s “separation from service” (as defined in Section 409A and Treasury Regulations promulgated thereunder).

4.11 “Termination Upon Change of Control” means any termination of the employment of the Executive by the Company without Cause or any resignation by the Executive for Good Reason during the period commencing three (3) months prior to the completion of a Change in Control and ending on the date which is twelve (12) months following the completion of the Change of Control.  In the event of the resignation of the Executive for Good Reason, the Executive must provide the Company with notice of the existence of Good Reason within ninety (90) days of the existence of such Good Reason and with a thirty (30) day opportunity to cure and if not cured within such thirty (30) day period, terminate employment within five (5) days of the earlier of expiration of such cure period or notification by the Company that no such cure will occur.  Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for reasons other than Good Reason.

5. RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery and non-revocation by Executive of a signed Termination Release Agreement in substantially the form attached hereto as Exhibit A, provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company pursuant to applicable law, contract or otherwise, and provided further such release is delivered and effective within sixty (60) days of the termination date.

6. EXCLUSIVE REMEDY

The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change of Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7. CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

7.1 No Limitation of Regular Benefit Plans.  Except as provided in Section 7.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

7.2 Noncumulation of Benefits.  The Executive may not cumulate cash severance payments, acceleration of Equity Award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.  If the Executive has any other binding written agreement or other binding arrangement with the Company that provides that upon a Change of Control or termination of employment the Executive shall receive Change of Control, termination, severance or similar benefits, then Executive hereby waives Executive’s rights to such other benefits to the extent that the payments and/or benefits described in Section 2 have been provided to the Executive.

8. PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.  Accordingly, during the term of this Agreement and following any Termination Upon Change of Control, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.

9. NON-SOLICITATION

During employment with the Company and for a period of one (1) year after the Executive’s termination of employment, including but not limited to a Termination Upon Change of Control, the Executive will not, without the written consent of the Company, directly or indirectly solicit any employee or consultant of the Company for Executive’s own benefit or for the benefit of any other person or entity, nor will Executive encourage or assist others to do so.

10. CONTINUATION OF BENEFITS; TRANSITION SERVICES

If the Company and/or Successor provides the payments and/or benefits described in Section 2 of the Agreement, and the Company and/or Successor request that Executive provide transition services following the Change of Control, then for sixty (60) days after the Executive’s Termination Upon Change of Control, to the maximum extent enforceable by law and to the extent that such transition services do not conflict with duties to any subsequent employer, the Executive will provide reasonable transition services as requested by the Company and/or Successor.

11. ARBITRATION

11.1 Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

11.2 Site of Arbitration.  The site of the arbitration proceeding shall be in Santa Clara County, California.

12. NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

Silicon Image, Inc.
1140 East Arques Ave.
Sunnyvale, CA 94085
Attn: General Counsel

and, if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company.  Either party may provide the other with notices of change of address, which shall be effective upon receipt.

13. MISCELLANEOUS PROVISIONS

13.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

13.2 No Assignment of Rights.  The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process.  Any act in violation of this Section 13.2 shall be void.

13.3 Amendment; Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

13.4 Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any change control, severance, termination or similar benefits by and between the Executive and the Company.

13.5 Withholding Taxes; 409A.  To the extent (a) any payments or benefits to which Executive becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest).  Any termination of Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

13.6 Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

13.7 Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

13.8 Term of Agreement.  The term of this Agreement shall commence on the Effective Date and continue until February 7, 2014, provided, however, that, notwithstanding the foregoing, if a Change of Control is consummated, prior to such date, the term of this Agreement shall continue until the later of (a) the date which is twelve (12) months following the consummation of the Change of Control and (b) such time as all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE

[NAME]

Address:

SILICON IMAGE, INC.

By:

Title:

EXHIBIT A

TERMINATION RELEASE AGREEMENT

As required by the Change of Control Retention Agreement, dated _________________, 20__, between you and Silicon Image, Inc., a Delaware corporation (the “Change of Control Retention Agreement”) to which this Termination Release Agreement (the “Agreement”) is attached as Exhibit A, this Agreement sets forth below your waiver and release of claims in favor of Silicon Image, Inc., and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company”) in exchange for the consideration provided for under the terms of the Change of Control Retention Agreement.

1.           General Release and Waiver of Claims.

(a)           The payments set forth in the Change of Control Retention Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment.  You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

(b)           To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company through the Effective Date of this Agreement (as defined in Section 11), including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise.  Each of the Releasees is intended to be a third party beneficiary of this General Release and Waiver of Claims.

(i)           Release of Statutory and Common Law Claims.  Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (WARN) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(ii)           Release of Discrimination Claims.  You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S.  Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts.  You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them.  Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (OWBPA) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

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(iii)           Releasees and you do not intend to release claims which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law).  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth below.

2.           Waiver of Unknown Claims.  You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

3.           Covenant Not to Sue.

(a)           To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 1 and 2 above.

(b)           You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

(c)           Nothing herein prohibits you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.

4.           Arbitration of Disputes.  Except for claims for injunctive relief arising out of a breach of the Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement.  By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims.  You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company.  The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based.  A party’s right to review of the decision is limited to the grounds provided under applicable law.  The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement.  This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought.  Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

5.           Review of Agreement.  You may take up to twenty-one (21) days from the date you receive this Agreement, to consider whether to sign this Agreement.  By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so.  You understand that this Agreement will not become effective until you return the original of this Agreement, properly signed by you, to the Company, Attention: [CONTACT], and after expiration of the revocation period without revocation by you.

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6.           Revocation of Agreement.  You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to [CONTACT] at [NUMBER] any time up to seven (7) days after you sign it.  After the revocation period has passed, however, you may no longer revoke your Agreement.

7.           Entire Agreement.  This Agreement and the Change of Control Retention Agreement are the entire agreement between you and the Company with respect to the subject matter herein and supersede all prior negotiations and agreements, whether written or oral, relating to this subject matter.  You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement.  You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

8.           Modification.  By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

9.           Governing Law.  This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

10.           Savings and Severability Clause.  Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable.  Further, if a court, arbitrator or agency concludes that any claim under paragraph 1 above may not be released as a matter of law, the General Release in paragraph 1 and the Waiver Of Unknown Claims in paragraph 2 shall otherwise remain effective as to any and all other claims.

11.           Effective Date.  The effective date of this Agreement shall be the eighth day following the date this Agreement was signed, without having been revoked within seven (7) days thereafter, by you.

PLEASE SIGN THIS AGREEMENT NO EARLIER THAN YOUR TERMINATION DATE (AS DEFINED IN THE CHANGE OF CONTROL RETENTION AGREEMENT) AND RETURN IT TO SHERRY WHITELEY AT THE ADDRESS ABOVE.

PLEASE REVIEW CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

REVIEWED, UNDERSTOOD AND AGREED:

Date:
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DO NOT SIGN PRIOR TO THE TERMINATION DATE

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